Exhibit 10.2
EXECUTION VERSION

GUARANTY
GUARANTY, dated as of June 19, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), made by CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company (“Guarantor”), for the benefit of GOLDMAN SACHS BANK USA, a New York State member bank (“Purchaser”).
W I T N E S S E T H :
WHEREAS, Purchaser and CLNC Credit 6, LLC, a Delaware limited liability company (the “Seller”), are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”);
WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of Seller and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement and the other Transaction Documents; and
WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Purchaser.
NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:
ARTICLE I.

DEFINED TERMS
(a)        Each of the definitions set forth on Exhibit A hereto are, solely for the purposes of Article V(k) hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.
(b)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.
ARTICLE II.

NATURE AND SCOPE OF GUARANTY
(a)        Guaranty of Obligations. The Guarantor’s guaranteed obligations (the “Guaranteed Obligations”) are as follows:

(i)    Guarantor hereby irrevocably and unconditionally guarantees and promises to Purchaser and its successors and assigns permitted in accordance with the Repurchase Agreement, subject to the terms of this Guaranty, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) subject to clause (iii) below, all payment obligations owing by Seller to Purchaser under or in connection with the Repurchase Agreement and any other Transaction Documents; (b) all actual out-of-pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and expenses of outside counsel) (collectively, “Costs”) that are incurred by Purchaser in the enforcement of any obligation of Guarantor under this Guaranty; and (c) all actual losses, damages and Costs (collectively, “Losses”) that are incurred by Purchaser as a consequence of any of the following events:
(1)    any fraud, intentional material misrepresentation, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, any other Transaction Documents or any certificate, report, financial statement or other instrument or document furnished to Purchaser at the time of closing of the facility or during the term of the Repurchase Agreement;
(2)    any Obligor’s or any of its Affiliates’ intentional misapplication or misappropriation of any income or other amounts received from any Purchased Asset;
(3)    any Obligor, or any Affiliate thereof, contests in bad faith the existence of any Event of Default or any remedies pursued by Purchaser due to such Event of Default;
(4)    any Obligor or any of its Affiliates voluntarily grants or creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset, any Collateral or the Pledged Collateral (as defined in the Equity Pledge Agreement), in each case other than in accordance with the terms of the Repurchase Agreement or Equity Pledge Agreement, as applicable, or with the prior written consent of Purchaser;
(5)    any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A) recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Purchaser, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended;
(6)    Seller’s failure to obtain Purchaser’s prior written consent to any voluntary incurrence of Indebtedness by Seller or any of its successors or assigns not permitted under the Transaction Documents;
(7)    any material breach of any representations and warranties contained in any Transaction Document relating to (A) Environmental Laws, (B) any indemnity for costs incurred in connection with the violation of any Environmental Law, (C) the correction of any environmental condition, or (D) the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law, in each case in any way affecting Seller’s properties or any of the Purchased Assets; provided, that Guarantor shall have no liability under this Article II(a)(i)(5) with respect to conditions on any Mortgaged Property first arising after the date upon which Purchaser enforces its remedies with respect to the related Purchased Asset pursuant to Article 14(b)(ii)(D) or 14(b)(iii) of the Repurchase Agreement following an Event of Default; and
(8)    any material breach of the separateness covenants contained in Article 13 of the Repurchase Agreement.
(ii)    Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Article II(a)(iii) hereof shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Purchaser (and its successors and assigns permitted in accordance with the Repurchase Agreement), in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately upon the occurrence of:
(1)    with respect to any Obligor: (A) the voluntary commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Purchaser); (B) the involuntary commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or voluntary assistance of any such Person or its Affiliates (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors (other than in favor of Purchaser) in connection with any case or proceeding described in the foregoing clause (A) or (B); and
(2)    any material breach of the separateness covenants contained in Article 13 of the Repurchase Agreement that is cited as a material factor in the substantive consolidation of any of the assets and/or liabilities of Seller with the assets and/or liabilities of any other entity in an insolvency proceeding.
(iii)    Notwithstanding anything herein to the contrary, solely with respect to the Guaranteed Obligations set forth in clause (i)(a) of this Article II(a), the aggregate sum of the Guaranteed Obligations shall in no event exceed an amount equal to twenty-five percent (25%) of the then aggregate sum of the then currently unpaid Repurchase Price of each Purchased Asset then subject to a Transaction under the Repurchase Agreement, measured at the time the Guaranteed Obligations become due and payable.
(b)        Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by

Purchaser and any successor, endorsee, transferee or assignee of Purchaser permitted under the Repurchase Agreement and shall not be discharged by such permitted assignment or negotiation of all or part thereof.
(c)        Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever. Subject to the limitation set forth in Article II(a)(iii), the obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.
(d)        No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be entitled to actually receive payment of the same amounts from both Seller and Guarantor. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.
(e)        Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to Seller or any purchases of the Purchased Asset made by Purchaser from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Purchaser of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) except as otherwise provided herein or required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Purchaser is expressly required to provide to Seller or Guarantor or any other party pursuant to the Transaction Documents.
(f)        Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Purchaser, pay Purchaser all actual and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) actually incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(f) shall survive the payment and performance of the Guaranteed Obligations.
(g)        Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.
(h)        Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations (other than Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) and termination of the Repurchase Agreement. Guarantor hereby subordinates all of its subrogation rights against Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.
(i)        Seller. The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.
ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:
(a)        Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Seller and Purchaser, or any other parties, pertaining to the Guaranteed Obligations.
(b)        Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to Seller.
(c)        Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of Seller or Guarantor, or any changes in the shareholders, partners or members of Seller or Guarantor; or any reorganization of Seller or Guarantor.
(d)        Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Repurchase Agreement, or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than by reason of a defense of payment or performance of the Guaranteed Obligations).
(e)        Release of Obligors. Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of Seller under the Repurchase Agreement or the other Transaction Documents.
(f)        Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
(g)        Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser or any of its Affiliates of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
(h)        Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith or illegal acts of Purchaser or any of its Affiliates, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
(i)        Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.
(j)        Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).
(k)        Merger. The reorganization, merger or consolidation of Seller into or with any other corporation or entity.
(l)        Preference. Any payment by Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to Seller or someone else.
(m)        Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith or illegal acts of Purchaser or its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the

Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as follows:
(a)        Benefit. Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.
(b)        Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations.
(c)        No Representation By Purchaser. Neither Purchaser nor any other party on Purchaser’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.
(d)        Solvency. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has, and will have, assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has, and will have, property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.
(e)        Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified, and in good standing in each jurisdiction where such licensing or qualification is necessary for the transaction of Guarantor’s business, except where failure to be so licensed or qualified could not be reasonably likely to have a Material Adverse Effect, (iii) has the power to own its properties and to transact the businesses in which it is now engaged.
(f)        Authority. Guarantor represents that (A) it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and (B) each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(g)        Due Execution. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.
(h)        Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(i)        Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty (other than consents, approvals and filings required by Guarantor as a result of being a publicly traded company or that have been obtained or made, as applicable).
(j)        Licenses and Permits. Guarantor possesses all rights, licenses, permits, and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do so could not be reasonably likely to have a Material Adverse Effect.
(k)        Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Guarantor, (B) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, to the extent that such conflict or breach is reasonably likely to have a Material Adverse Effect, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, to the extent that such conflict or breach is reasonably likely to have Material Adverse Effect, or (D) any Requirement of Law applicable to Guarantor in any material respect.
(l)        Litigation/Proceedings. Except as otherwise disclosed in writing to the Purchaser before the date hereof or the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby or (B) would be reasonably likely to have a Material Adverse Effect.
(m)        No Outstanding Judgments. Except as otherwise disclosed in writing to the Purchaser prior to the Closing Date, there are no judgments against Guarantor in an amount greater than the Litigation Threshold unsatisfied of record or docketed in any court located in the United States of America.
(n)        Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations (other than Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations), which by their express terms survive termination of the Transaction Documents).
ARTICLE V.

COVENANTS OF GUARANTOR
Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations (other than Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations), which by their express terms survive termination of the Transaction Documents):
(a)        Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser at least thirty (30) days’ prior written notice of such change.
(b)        Intentionally Omitted.
(c)        Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and in all material respects all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty.
(d)        Compliance with Obligations. Guarantor shall at all times comply (i) with its organizational documents in all material respects, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject and (iii) in all material respects with any Requirement of Law applicable to it.
(e)        Books of Record and Accounts. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP, consistently applied.
(f)        Taxes and Other Charges. Guarantor shall pay and discharge all taxes, levies, assessments and other charges imposed on it, on its income or profits, on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP or are de minimis in amount.
(g)        Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 28 of the Repurchase Agreement.
(h)        No Change of Control. Guarantor shall not, without the prior consent of Purchaser, permit a Change of Control to occur.

(i)        Limitation on Distributions. After the occurrence and during the continuation of any Event of Default or the breach of any of the financial covenants set forth in Article V(k) below, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor (each, a “Distribution”), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor. Notwithstanding the foregoing, Guarantor may make Distributions to its direct or indirect owners during any period as necessary for Colony (as defined in the Repurchase Agreement) to maintain its REIT status. The term “REIT” shall mean a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Internal Revenue Code which are necessary to qualify as such Person as a “real estate investment trust”, as defined in Section 856(a) of the Internal Revenue Code.
(j)        Voluntary or Collusive Filing. Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller under the Bankruptcy Code.
(k)        Financial Covenants.
(A) Guarantor shall, at all times following the Closing Date until the Guaranteed Obligations (other than Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations), which by their express terms survive termination of the Transaction Documents) have been paid in full, satisfy the following financial covenants, as determined quarterly on a consolidated basis in accordance with GAAP, consistently applied:
(i)    Minimum Liquidity. Liquidity at any time shall not be less than the lower of (i) Fifty Million Dollars ($50,000,000.00) and (ii) the greater of (A) Ten Million Dollars ($10,000,000.00) and (B) five percent (5%) of Guarantor’s Recourse Indebtedness;
(ii)    Minimum Tangible Net Worth. Consolidated Tangible Net Worth at any time shall not be less than the sum of (i) $2,105,000,000.00, plus (ii) seventy-five percent (75%) of the net cash proceeds thereafter received by the Guarantor (x) from any offering by the Guarantor of its common equity and (y) from any offering by the Sponsor of its common equity to the extent such net cash proceeds are contributed to the Guarantor, excluding any such net cash proceeds that are contributed to the Guarantor within ninety (90) days of receipt of such net cash proceeds and applied to purchase, redeem or otherwise acquire Capital Stock issued by the Guarantor (or any direct or indirect parent thereof);
(iii)    Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio at any time may not exceed 0.75 to 1.00; and
(iv)    Minimum Interest Coverage Ratio. As of any date of determination, the ratio of (i) Consolidated EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (ii) Consolidated Interest Expense for such period shall not be less than 1.4 to 1.

(B)     Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that the Guarantor, the Seller or any Subsidiary of the Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to the Guarantor for which there is no corresponding covenant in this Article V(k) at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in this Article V(k) and such financial covenant is more restrictive as to the Guarantor than the corresponding covenant in this Article V(k) as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) the Guarantor shall promptly notify the Purchaser of the effectiveness of such MFN Covenant and (B) in the sole discretion of the Purchaser this Article V(k) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in this Article V(k) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to the Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to the Purchaser of the same (each an “MFN Step Down Notice”), which Guarantor may deliver to the Purchaser from time to time, the financial covenants in this Article V(k) will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of the Guarantor to be any less restrictive than the financial covenants expressly set forth in clauses (i) through (iv) of this Article V(k). Promptly upon request by the Purchaser, the Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as the Purchaser may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.
ARTICLE VI.
SET-OFF
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Guarantor hereby grants to Purchaser a right, following the occurrence and during the continuance of an Event of Default, to set-off, without notice to Guarantor, any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Guarantor to Purchaser against (i) any sum or obligation whether or not arising under this Guaranty and irrespective of the currency, place of payment or booking office of the sum or obligation owed by Purchaser to Guarantor, (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Guarantor and the proceeds therefrom, now or hereafter held or received for the account of Guarantor (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and permitted assigns (including, without limitation, branches and agencies of Purchaser, wherever located).
Purchaser is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Guarantor, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser by Guarantor under the Transaction Documents or this Guaranty, irrespective of whether Purchaser shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Article VI shall be effective to create a charge or other security interest. This Article VI shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY GUARANTOR UNDER THIS GUARANTY, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.
ARTICLE VII.

MISCELLANEOUS
(a)        Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).
(b)        Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (iv) by telecopier (with answerback acknowledged), provided that such telecopied notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above, or (v) by electronic mail, provided that such electronic mail notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above; in the case of notice to the Purchaser, to the address specified in Exhibit I to the Repurchase Agreement and, in the case of notice to Guarantor, to the address specified below, or to such other address and person as shall be designated from time to time by Guarantor or Purchaser, as the case may be, in a written notice to the other in the manner provided for in this Article VII(b). A notice shall be deemed to have been given: (1) in the case of hand delivery, at the time of delivery, (2) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (3) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (4) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article VII or (5) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article VII. A party receiving a notice that does not comply with the technical requirements for notice under this Article VII may elect to waive any deficiencies and treat the notice as having been properly given.
Guarantor:
Credit RE Operating Company, LLC
c/o CLNC Manager, LLC
590 Madison Avenue, 34th Floor
New York, New York 10022
Attn: David A. Palamé
Telephone: (212) ###-####
Email: #######@clns.com

with copies to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel L. Stanco
Telephone: (212) ###-####
Fax: (646) ###-####
Email: #######@ropesgray.com

(c)        GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(d)        SUBMISSION TO JURISDICTION; WAIVERS.
(i)    Each of Guarantor, and by its acceptance of the benefits of this Guaranty, Purchaser, irrevocably and unconditionally (A) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transactions and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(ii)    To the extent that Guarantor, and by its acceptance of the benefits of this Guaranty, Purchaser has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Repurchase Agreement or the Transactions.
(iii)    Each of Guarantor and by its acceptance of the benefits of this Guaranty, Purchaser, hereby irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Each of Guarantor and, by its acceptance of the benefits of this Guaranty, Purchaser, hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VII(d) shall affect the right of Purchaser or Guarantor to serve legal process in any other manner permitted by law or affect the right of Purchaser or Guarantor to bring any action or proceeding against the other party or its property in the courts of other jurisdictions, and nothing in this Article VII(d) shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.
(iv)    GUARANTOR, AND BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, PURCHASER, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
(e)        Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
(f)        Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(g)        Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. Purchaser may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Repurchase Agreement.
(h)        Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.
(i)        Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
(j)        Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
(k)        Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.
(l)        Intent. Guarantor intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.
[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.
CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ David A. Palamé Name: David A. Palamé Title: Vice President

[Signature Page to Guaranty]

EXHIBIT A
FINANCIAL COVENANT DEFINITIONS
“Available Borrowing Capacity” means, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by the Guarantor and its Subsidiaries under any credit facilities (excluding repurchase agreements and note on note facilities), but with respect to any such credit facility, solely to the extent that such available borrowing capacity is committed by the related lender.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Equivalents” means, as of any date of determination, (a) marketable securities (i) issued or the principal and interest of which are directly and unconditionally guaranteed by the United States or (ii) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case with respect to clauses (a) and (b) which mature within ninety (90) days after such date of determination.
“Consolidated EBITDA” means, with respect to any Person for any period, Core Earnings plus an amount which, in the determination of Core Earnings for such period, has been deducted (and not added back) for, without duplication, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income of such Person and its Consolidated Subsidiaries (provided that Consolidated EBITDA shall, solely with respect to the Consolidated EBITDA attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount), and (iii) preferred dividends.
“Consolidated Group Pro Rata Share” means, with respect to any Non Wholly-Owned Consolidated Affiliate, the percentage interest held by the Guarantor and its Wholly Owned

Subsidiaries, in the aggregate, in such Non Wholly-Owned Consolidated Affiliate determined by calculating the percentage of Capital Stock of such Non Wholly-Owned Consolidated Affiliate owned by the Guarantor and its Wholly Owned Subsidiaries.
“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall, with respect to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the total cash interest expense (determined in accordance with GAAP) of such Non Wholly-Owned Consolidated Affiliate for such period.
“Consolidated Leverage Ratio” means, with respect to any Person on any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Total Asset Value as of such date.
“Consolidated Subsidiaries” means, with respect to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.
“Consolidated Tangible Net Worth” means, for any Person on any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Consolidated Subsidiaries under stockholders’ equity at such date plus (i) accumulated depreciation and (ii) amortization of real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate, in each case, of such Person and its Consolidated Subsidiaries on such date (provided that the amounts described in the foregoing clauses (i) and (ii) shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount) minus the Intangible Assets of such Person and its Consolidated Subsidiaries on such date (provided that any such amount deducted with respect to deferred financing costs shall, solely with respect to any such amount attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount).
“Consolidated Total Debt” means, with respect to any Person on any date of determination, the aggregate principal amount of all Indebtedness of the such Person and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall (i) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction, (ii) exclude all Permitted Non-Recourse CLO Indebtedness and (iii) solely with respect to the Indebtedness of any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such Indebtedness.
“Core Earnings” means, with respect to any Person for any period, net income determined in accordance with GAAP of such Person and its consolidated subsidiaries and excluding (but only to the extent included in determining net income for such period) (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Sponsor and the offering in connection therewith, including the initial underwriting discounts and commissions, (iii) acquisition costs from successful acquisitions (other than acquisitions made in the ordinary course of business), (iv) real property depreciation and amortization, (v) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, (vi) extraordinary or non-recurring gains or losses and (vii) one-time expenses, charges or gains relating to changes in GAAP; provided that Core Earnings shall, solely with respect to the Core Earnings attributable to any Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of such attributable amount.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Guarantor ending on December 31 of each calendar year.
“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Indebtedness” means, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(a)
obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(b)
obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;

(c)	Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d)	obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e)	Capital Lease Obligations of such Person;

(f)	obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(g)	Indebtedness of others Guaranteed by such Person;

(h)	all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(i)	Indebtedness of general partnerships of which such Person is a general partner; and

(j)	all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.
“Liquidity” means, for any Person and its Consolidated Subsidiaries, the sum of (a) cash and Cash Equivalents and (b) Available Borrowing Capacity.
“Non-Recourse Indebtedness” means, Indebtedness that is not Recourse Indebtedness.
“Non Wholly-Owned Consolidated Affiliate” means each Consolidated Subsidiary of the Guarantor in which less than 100% of each class of the Capital Stock (other than directors’ qualifying shares, if applicable) of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the Guarantor.
“Permitted Non-Recourse CLO Indebtedness” means Indebtedness that is (i) incurred by a Subsidiary of Guarantor in the form of asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” and (ii) is Non-Recourse Indebtedness.
“Person” means, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.
“Specified GAAP Reportable B Loan Transaction” means a transaction involving either (i) the sale by the Guarantor or any Subsidiary of Guarantor of the portion of an investment consisting of an “A-Note”, and the retention by the Guarantor or any Subsidiary of Guarantor of the portion of such investment asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition or retention by the Guarantor or any of its Subsidiaries of an investment asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the Guarantor’s consolidated balance sheet as assets and liabilities, respectively.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or any of its Subsidiaries shall be a “Swap Agreement”.
“Total Asset Value” means, with respect to any Person as of any date of determination, the net book value of the total assets of such Person and its Consolidated Subsidiaries on such date as determined in accordance with GAAP plus (x) accumulated depreciation and (y) amortization of real estate intangibles; provided, that Total Asset Value shall (i) exclude the amount of all restricted cash (other than reserves for Capital Expenditures) of such Person and its Consolidated Subsidiaries to the extent such cash supports obligations that do not constitute Consolidated Total Debt, (ii) include the net book value of assets associated with a Specified GAAP Reportable B Loan Transaction only to the extent in excess of the amount of any Indebtedness attributable to such Specified GAAP Reportable B Loan Transaction, (iii) include the net book value of assets associated with any Permitted Non-Recourse CLO Indebtedness and (iv) solely with respect to the net book value of the total assets of a Non Wholly-Owned Consolidated Affiliate, only include the Consolidated Group Pro Rata Share of the net book value of such Non Wholly-Owned Consolidated Affiliate’s total assets.
“Wholly Owned Subsidiary” means, with respect to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.